                                                                     EXHIBIT 2.2

                  IBF FUND LIQUIDATING LLC OPERATING AGREEMENT

         THIS OPERATING AGREEMENT (this "Agreement") is dated as of September 25, 2003, and is entered by and among IBF Fund Liquidating LLC (the "Company") and the Persons who become Members of the Company pursuant to the Plan (as defined below).

                                    RECITALS

         WHEREAS, on June 7, 2002, InterBank Funding Corp. ("IBF"), IBF VI-Secured Lending Corporation ("SLC") and IBF Collateralized Finance Corporation ("CFC") each filed a voluntary petition for relief under chapter 11 of the title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (as amended, the "Bankruptcy Code"), in the Southern District of New York. On November 4, 2002, IBF Premier Hotel Group, Inc. ("IBF Hotel" and, collectively with IBF, SLC and CFC, the "Debtors") filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Southern District of New York. The Debtors' chapter 11 cases were assigned to Bankruptcy Judge Burton R. Lifland (the "Bankruptcy Court"), were consolidated for procedural purposes and have been jointly administered.

         WHEREAS, on July 23, 2002, the United States Securities and Exchange Commission (the "SEC") filed a complaint against IBF, CFC, SLC and Simon A. Hershon in the United States District Court for the Southern District of New York (the "District Court"), commencing a proceeding, Securities and Exchange Commission v. IBF Collateralized Finance Corp. et al., No. 02-CV-5713-JSM (the "SEC Litigation"). The SEC Litigation is currently pending before the District Court. In the SEC Litigation, the SEC is alleging in general that SLC and CFC were operated as unregistered investment companies in violation of the Investment Company Act of 1940, 15 U.S.C. Sections 80a-1 et seq., as amended (the "Investment Company Act"), and that certain disclosures to investors were misleading.

         WHEREAS, on December 5, 2002, on motion of the SEC in the SEC Litigation, the District Court entered an order granting partial summary judgment in favor of the SEC and ordering the immediate appointment of Arthur J. Steinberg to serve as Investment Company Act trustee (the "Trustee") for CFC, SLC, and their respective subsidiaries, pursuant to 15 U.S.C. Section 80a-41(d).

         WHEREAS, on May 28, 2003, the Trustee filed a proposed joint liquidating plan of reorganization with respect to the Debtors (as amended, modified or supplemented from time to time, the "Plan," a copy of which is appended hereto as Exhibit A and incorporated in this Agreement in its entirety) and the disclosure statement with respect thereto. The Plan is the product of discussions between the Trustee, the Debtors, the Committee (as defined herein) and the staff of the SEC, and incorporates various settlements and compromises therein.

         WHEREAS, the Bankruptcy Court confirmed the Plan by order dated August 14, 2003 (the "Confirmation Order").

         WHEREAS, pursuant to section 105(a) of the Bankruptcy Code, the Plan and Confirmation Order provide for the substantive consolidation of the bankruptcy estates of CFC, SLC and IBF Hotel (collectively, the "Fund Debtors") for purposes of voting, confirmation and distributions under the Plan.

         WHEREAS, the Plan provides for certain assets of the Fund Debtors' estates to be assigned, transferred or otherwise conveyed to the Company on the Effective Date of the Plan, to be held, administered, liquidated and distributed by the Company in accordance with the terms of the Plan.

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         WHEREAS, the Plan further provides that, on the Effective Date, each holder of an Allowed Claim in Class SLC-4 (if such holder does not exercise its option to compromise its Claim and receive a cash payment), CFC-4 (if such holder does not exercise its option to compromise its claim and receive a cash payment) or IBF Hotel-4 shall, by operation of the Plan, (a) be admitted to the Company as a member, (b) become bound by this Agreement, and (c) receive, in exchange for such Allowed Claim, Membership Interests (as defined herein), in the amount determined pursuant to the Plan, conferring membership in the Company and representing the rights conferred on such holder by the Plan (provided that Membership Interests with respect to Disputed Claims in Class SLC-4, CFC-4 or IBF Hotel-4 shall be held in the Disputed Claims Reserve, pending allowance or disallowance thereof), and each holder of an Allowed Claim SLC-3 and CLC-3 shall, by operation of the Plan, receive, among other things, an Escrow Note in the amounts provided in the Plan.

         NOW, THEREFORE, in order to implement the Plan, and in consideration of the mutual promises and other good and valuable consideration contained in this Agreement, the receipt and sufficiency of which hereby are acknowledged, the Members of the Company agree as follows:

                                       I.
                                 LIQUIDATING LLC

1.1      DEFINITIONS

         Capitalized terms used in this Agreement shall, unless otherwise noted or the context otherwise requires, have the meanings assigned below. Capitalized terms used but not defined in this Agreement shall have the meanings assigned in the Plan. Whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter.

         (a) "Act" shall mean the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101 et seq., as amended from time to time (or any succeeding law).

         (b) "Adjusted Capital Account" shall mean, with respect to any Member, such Member's Capital Account, increased for the amount such Member is deemed obligated to restore pursuant to (A) the penultimate sentences of Treasury Regulations Section 1.704-2(g)(l) and 1.704-2(i)(5) and (B) Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), as of the end of the Company's Fiscal Year or other applicable period, and reduced for the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

         (c) "Affiliate" shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, manager or trustee of such Person or (iii) any Person who is an officer, director, member or trustee of any Person described in clauses (i) or (ii) hereof. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, or persons exercising similar authority with respect to such Person or entities.

         (d) "AIH" shall mean IBF V-Alternative Investment Holdings LLC, a Delaware limited liability company.

         (e) "Assets" shall have the meaning assigned in Section 2.1 hereof.

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

         (f)      "Capital Account" shall have the meaning ascribed in Section
3.3 hereof.

         (g) "Capital Contributions" shall mean, with respect to any Member, the amount of cash and the Gross Asset Value of any other assets contributed in accordance with Sections 8.3 and 8.4 of the Plan to the Company by a Member with respect to the Membership Interests in the Company held by such Member in the amounts set forth with respect to such Member on Exhibit B hereto, as such Exhibit may be amended by the Manager as provided in this Agreement.

         (h) "Certificate" shall mean the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and as amended, modified or supplemented from time to time, as the context requires.

         (i) "Certificate of Cancellation" shall mean a certificate filed in accordance with Section 18-203 of the Act.

         (j) "Committee" shall mean the Official Committee of Unsecured Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Fund Debtors', Chapter 11 Cases.

         (k) "Debt" shall mean (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby,
(iv) any obligation under any interest rate swap agreement, (v) accounts payable and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i),
(ii), (iii), (iv) and (v), above; provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of business and are not delinquent or are being contested in good faith by appropriate proceedings.

         (l) "Depreciation" shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowed or allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, further, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

         (m)      "Dissolution Event" shall have the meaning set forth in
Section 12.1 hereof.

         (n) "Fiscal Year" shall mean the taxable year of the Company for federal income tax purposes.

         (o) "Gross Asset Value" shall mean, with respect to any asset of the Company, such asset's adjusted basis for federal income tax purposes, except as follows:

                  (1) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset (computed without taking Section 7701(g) of the Internal Revenue Code into account) without reduction for liabilities, as determined by the Manager in the amount with respect to such Member set forth on Exhibit B;

                  (2) if the Manager reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Gross Asset Values of all Company assets shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g) to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the Manager, as of the following times: a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Member as consideration for an interest in the Company; the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for the redemption of an interest in the Company; or the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

                  (3) the Gross Asset Value of any asset distributed to any Member shall be the gross fair market value of such asset (computed without taking Section 7701(g) of the Internal Revenue Code into account) without reduction for liabilities, as reasonably determined by the Manager as of the date of distribution; and

                  (4) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Internal Revenue Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (4) to the extent that the Manager reasonably determines that an adjustment pursuant to paragraph (2) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph
                  (4).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company's assets for purposes of computing Net Profits and Net Losses.

         (p) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

         (q) "Liquidating Committee" shall mean the Liquidating Committee referred to in Section 4.4(a) hereof.

         (r) "Manager" shall mean the Manager referred to in Section 4.1 hereof.

         (s) "Member" shall mean any Person who (i) holds a Membership Interest in the Company, (ii) has become a Member pursuant to the terms of this Agreement, and (iii) has not ceased to be a Member pursuant to the terms of this Agreement.

         (t) "Membership Interest" shall mean an uncertificated ownership interest in the Company, created under, issued pursuant to, and which shall have the rights and be subject to the restrictions contained in, this Agreement.

         (u) "Minimum Gain" shall mean the total gain which the Company would realize if it sold, in a taxable disposition, each of its assets that were subject to nonrecourse liabilities in full satisfaction of the liabilities. In computing such gain, only the portion of the assets' tax bases allocated to nonrecourse liabilities of the Company shall be taken into account.

         (v) "Net Profits" and "Net Losses," respectively, shall mean for each Fiscal Year or other applicable period the net taxable income or loss (i.e., the aggregate amount of all income and gain reduced by the aggregate amount of all loss and deduction) of the Company determined in accordance with the method of accounting followed by the Company for federal income tax purposes and determined in accordance with Internal Revenue Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Internal Revenue Code Section 703(a)(1) shall be included in taxable income or loss); provided, however, (i) any receipts of the Company that are exempt from federal income tax shall be added to such income or loss,
(ii) any expenditures of the Company described in Internal Revenue Code Section 705(a)(2)(B), or treated as so described pursuant to Treasury Regulations
Section 1.704-1(b)(2)(iv)(i), shall be subtracted from such income or loss,
(iii) in lieu of depreciation, amortization and other cost recovery deductions, there shall be taken in account Depreciation in computing such taxable income or loss and (iv) gain or loss resulting from the disposition of Company assets shall be computed by reference to the Gross Asset Value of the Company assets, notwithstanding that the adjusted tax basis of the Company assets differs from their Gross Asset Value.

         (w)      "Permitted Transfer" shall have the meaning set forth in
Section 11.1 hereof.

         (x) "Person" shall mean any individual, company (whether general or limited), partnership, limited liability company, corporation, trust, estate, association, nominee or other entity.

1.2      FORMATION

         Pursuant to the Plan, the Company has been organized as a limited liability company under the Act and upon the terms and subject to the conditions set forth in this Agreement. The Members shall be admitted as members of the Company by operation of the Plan, as described in Section 8.4 of the Plan. The Company shall act as the Fund Liquidating LLC specified in the Plan. Simultaneously with execution of this Agreement (by the Manager, on behalf of the Members) and the formation of the Company, each Member shall be admitted as a member of the Company. The rights and liabilities of the Members shall be as provided under the Act, the Certificate and this Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and any provision of the Act or the Certificate, the provisions of this Agreement shall prevail to the fullest extent permitted by the Act.

1.3      NAME

         The name of the Company shall be "IBF Fund Liquidating LLC" and all business of the Company shall be conducted in such name.

1.4      PURPOSES; POWERS

         The purpose of the Company is to implement the terms of the Plan that are not fully performed on the Effective Date. To that end, among other things and without limitation of any other rights and powers permitted by the Act, the Company shall be empowered to (i) hold, administer, liquidate and distribute the Assets transferred to the Company pursuant to the Plan, (ii) evaluate, file and litigate or otherwise resolve Causes of Action, (iii) object to Claims, and prosecute or settle such objections and defend claims asserted in connection therewith (including by way of asserting a right of recoupment, setoff or otherwise); (iv) settle or compromise, with any holder of securities issued by AIH, such holder's claims against or interests in AIH, pursuant to Section 7.7 of the Plan; (v) establish and administer the Expense Reserve, Disputed Claims Reserve and Unclaimed Distributions Reserve; (vi) sell or otherwise transfer for value non-cash Assets and deposit or otherwise treat the net proceeds thereof as provided hereunder; (vii) hold cash, or hold or make additional investments in certain Assets to maximize the value thereof for the Members,
(viii) abandon any property that cannot be sold or otherwise disposed of for value and whose distribution to the Members would not be feasible or cost-effective; (ix) make interim and final distributions in accordance with the Plan; (x) wind-up the affairs of the Fund Debtors, certain Non-Debtor Affiliates and the Company, (xi) engage in any and all activities related or incidental to the purposes set forth in clauses (i) through (x) and under the Plan, and (xii) have and exercise all powers now or hereafter conferred by the laws of the State of Delaware on limited liability companies formed pursuant to the Act.

1.5      PRINCIPAL PLACE OF BUSINESS; REGISTERED OFFICE

         The principal place of business of the Company shall be at 425 Park Avenue, 12th Floor, New York, NY 10022. The Manager may change the principal place of business of the Company to any other place within or without the State of Delaware upon ten (10) Business Days notice to the Members. The registered office of the Company in the State of Delaware is currently located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

1.6      TERM

         The term of the Company commenced with the filing of the Certificate on September 25, 2003, and shall continue until completion of the dissolution and wind-up contemplated by Section 12 hereof, provided, that in no event shall the term of the Company exceed 20 years.

1.7      FILINGS; AGENT FOR SERVICE OF PROCESS

         (a) The Members and the Manager shall take any and all actions necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including but not limited to the preparation, execution and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by law, including, without limitation, actions to reflect:

                  (i)      a change in the Company name;

                  (ii) a correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or

                  (iii) a change in the time for dissolution of the Company as stated in the Certificate and in this Agreement.

         (b) The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, or any successor appointed in accordance with the Act.

         (c)      Upon the winding-up and dissolution of the Company pursuant to
Section 12 hereof, the Manager shall execute and file a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Manager deems such filing necessary or advisable.

1.8      TITLE TO PROPERTY

         All property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in his individual name, and each Member's interest in the Company shall be personal property for all purposes. At all times after the date hereof, the Company shall hold title to all of its property in the name of the Company and not in the name of any Member.

1.9      PAYMENTS OF INDIVIDUAL OBLIGATIONS

         The Company's Assets shall be used solely for the benefit of the Company, and no such asset shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

                                      II.
                                 COMPANY ASSETS

2.1      COMPANY ASSETS

         (a) On behalf of the Members, the Fund Debtors hereby transfer to the Company, pursuant to the terms of this Agreement and the Plan, all Fund Assets remaining after the initial distributions made on or about the Effective Date (the "Assets"), for treatment in accordance with the Plan and this Agreement. Title to the Company's Assets shall be held in the Company's name or in the name of any nominee (including the Manager so acting) that the Manager may designate. The Manager shall have the power to enter into a nominee agreement with any such person and such agreement may contain provisions indemnifying the nominee.

         (b) The Company shall be deemed not to be the same legal entity as the Fund Debtors, but only the assignee of the Assets transferred to the Company by the Fund Debtors. On the Effective Date, the Manager shall be deemed the representative of each Fund Debtor's estate under section 1123(b)(3)(B) of the Bankruptcy Code, with all rights to pursue, and shall be granted and vested with, all rights and Causes of Action of any Fund Debtor or any Fund Debtor's estate, including but not limited to all powers of a trustee under chapter 5 of the Bankruptcy Code. The Manager shall have the right to prosecute Causes of Action and recoveries therefrom shall be treated in accordance with the Plan.

                                      III.
                              MEMBERSHIP INTERESTS

3.1      MEMBERSHIP INTERESTS

         On the Effective Date, each holder of an Allowed Claim in Class SLC-4, CFC-4 or IBF Hotel-4 shall, by operation of the Plan, (i) be admitted to the Company as a Member of the Company, (ii) become bound by this Agreement, and
(iii) receive Membership Interests in the Company, as more particularly described in the Plan and as set forth with respect to each holder on Exhibit B hereto. Membership Interests with respect to Disputed Claims in Class SLC-4, CFC-4 or IBF Hotel-4 shall be deposited in the Disputed Claims Reserve pending allowance or disallowance of such Claims as provided in the Plan. Upon conversion of a Disputed Claim into an Allowed Claim, as provided in the Plan, Membership Interests will be transferred by the Manager from the Disputed Claims Reserve to the holder of such a claim in amounts determined in accordance with the Plan and Section 5.2 hereof, and thereupon such holder shall be admitted to the Company as a Member of the Company and the Manager shall revise Exhibit B to reflect such Membership Interests assigned to such holder. No other entity, including the Fund Debtors, shall have any interest, legal, beneficial, or otherwise, in the Company (except as expressly set forth in Sections 5.2, 10.2 and 11.1 of this Agreement) or the Assets or Causes of Action upon their transfer to the Company.

3.2      REGISTRY

         The Manager shall maintain a registry of Membership Interests in the Company. In the event of any conflict between such registry and Exhibit B hereto, the registry maintained by the Manager shall be determinative.

3.3      CAPITAL ACCOUNTS

         (a) An individual capital account shall be maintained for each Member ("Capital Account"). The Capital Account shall be credited with (i) the Capital Contributions of such Member (net of liabilities relating to any contributed property that the Company is considered to assume or take subject to under Internal Revenue Code Section 752) as set forth with respect to such Member on Exhibit B, (ii) such Member's distributive share of Net Profits, (iii) any items of income or gain that are taken into account in determining capital accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) on account of any adjustment to the adjusted tax basis of any Company asset pursuant to Internal Revenue Code Section 734(b) or Section 743(b) and (iv) the amount of any liabilities of the Company that are assumed by such Member, other than liabilities described in Section 3.3(b)(i).

         (b) The Capital Account shall be debited by (i) the amount of cash and the Gross Asset Value of other property distributed to such Member (net of any liabilities relating to such distributed property that the Member is considered to assume or take subject to under Internal Revenue Code Section
752), (ii) such Member's distributive share of Net Losses, (iii) any items of loss that are taken into account in determining capital accounts under Treasury Regulation Section 1.704-1(b)(2)(iv)(m) on account of any Internal Revenue Code
Section 734(b) or Section 743(b) adjustments to the tax basis of Company assets and (iv) the amount of any liabilities of such Member that are assumed by the Company, other than liabilities described in Section 3.3(a)(i).

         In the event the Gross Asset Value of Company assets is adjusted under
Section 1.1(o) of this Agreement, the Capital Accounts of the Members shall be adjusted to reflect the aggregate net adjustment as if the Company recognized Net Profits or Net Losses equal to the amount of such aggregate net adjustment and such Net Profits or Net Losses were allocated to the Members pursuant to
Section 8.2 of this Agreement. The foregoing provisions relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be applied in a manner consistent with such Regulations.

         (c) Upon the Permitted Transfer of an interest of a Member in the Company (x) if such transfer does not cause a termination of the Company within the meaning of Internal Revenue Code Section 708(b)(1)(B), the Capital Account of the transferor Member that is attributable to the transferred interest will be carried over to the transferee Member and, if the Company has a Section 754 election in effect, the Capital Account will not be adjusted to reflect any adjustment under Internal Revenue Code Section 743, or (y) if such transfer causes a termination of the Company within the meaning of Internal Revenue Code
Section 708(b)(1)(B), the income tax consequences of such termination shall be governed by the relevant provisions of Subchapter K of Chapter 1 of the Internal Revenue Code and the regulations promulgated thereunder, and the initial Capital Accounts of the Members in the new limited liability company resulting from such termination (which for all other purposes continues to be the Company) shall be determined in accordance with the Treasury Regulations Sections 1.704-1(b)(2)(iv)(d), (e), (f), (g) and (l) and thereafter in accordance with this Section 3.3.

         (d) No Member shall be paid interest on its Capital Account and except as otherwise provided in this Agreement, no member shall have the right to withdraw or receive any portion of the Member's Capital Contribution. No Member shall be personally liable for the return or repayment of the

Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return of contributions shall be made solely from the Company's Assets. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

         (e) No Member, upon resignation as a Member of the Company, shall be entitled to receive any amount from the Company with respect to such Member's Membership Interests except as expressly provided in this Agreement.

                                      IV.
                                   MANAGEMENT

4.1      MANAGER

         (a) The management of the Company shall be vested solely in the Manager.

                  (i) The Manager shall be Arthur J. Steinberg, Investment Company Act Trustee of SLC and CFC, or his successor.

                  (ii) The Manager may resign as Manager of the Company by delivering written notice thereof (a "Resignation Notice") to the Company, each member of the Liquidating Committee and the District Court not fewer than five Business Days in advance of the requested effectiveness of such resignation. In order to be effective, a Resignation Notice must include a requested effective date of resignation and the identity of a successor to serve as Manager. No such resignation shall be effective until both the resignation and the successor Manager is approved by the District Court, on appropriate application and after notice and opportunity for hearing.

                  (iii) The Manager may not be removed or replaced by any action of the Members or the Liquidating Committee except as provided in Section 4.1(a)(iv), below.

                  (iv) Upon the death or Disability of the Manager, any Member or Members of the Company may petition the Delaware Court of Chancery pursuant to Section 18-110 of the Act to appoint a successor Manager that meets the qualifications set forth in Section 4.1(a)(v), below. For purposes of this Section 4.1(a)(iv), "Disability" shall mean
         (x) a physical or mental disease, defect, condition or injury that the Delaware Court of Chancery determines prevents the Manager from discharging his duties as Manager for a period of not less than 90 consecutive days, and (y) the conviction of the Manager of a felony.

                  (v) No person may serve as Manager of the Company unless such person (x) is at least 25 years of age, and (y) is approved by the District Court, on appropriate application and notice and opportunity for hearing.

         (b) The Manager shall perform his duties in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The Manager shall have no liability to the Company, the Members or any member of the Liquidating Committee for his actions as Manager hereunder unless arising solely out of fraud or intentional misconduct by the Manager.

         (c) The Manager shall have the power to delegate authority to such committees, officers, employees, agents and representatives of the Company as he may deem appropriate. Without limitation, the Manager shall have the power to hire, appoint, fire or remove from office officers and employees of the Company as he may deem appropriate.

         (d) The Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for any Debt, obligation or liability of the Company; and neither the Members nor the Manager shall be obligated personally for any such Debt, obligation or liability of the Company solely by reason of being a Member of, or acting as a Manager of, the Company.

         (e) No Member shall have any authority or right to act for or bind the Company or to participate in or have any control over the business of the Company, except for the express rights of the Members to consent to or approve certain actions and decisions expressly set forth herein.

4.2      POWERS OF THE MANAGER

         (a) Except as otherwise expressly provided in this Agreement or the Plan, all powers to control and manage the business and affairs of the Company shall be exclusively vested in the Manager, and the Manager may exercise all powers of the Company and do all such lawful acts that are not by law, the Certificate, this Agreement or the Plan directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Manager deems necessary, useful or appropriate for the management and conduct of the business and affairs of the Company and to effect the Plan, including, but not limited to, exercising the rights and powers:

                  (i) to object to Claims and to prosecute or otherwise resolve such objections (including by way of settlement, subject to Section 4.2(c) hereof) and defend claims asserted in connection therewith (including by way of asserting any Fund Debtor's rights of recoupment, setoff or otherwise);

                  (ii) to evaluate, file and litigate or otherwise resolve Causes of Action;

                  (iii) to sell or otherwise transfer for value or otherwise non-cash Assets (including the sale or disposition of substantially all the Assets of the Company in a single transaction or series of related transactions) and treat the net proceeds thereof as provided in the Plan;

                  (iv) to (x) hold cash in the form of cash, money market funds, treasury bills or other cash equivalents, at his discretion, (y) hold Assets for a period of time, at his discretion, or (z) make additional investments in Assets in order to maximize the value thereof for benefit of the Members of the Company, pursuant to Section 4.2(b) hereof;

                  (v) to abandon any property that cannot be sold or otherwise disposed of for value and whose distribution to the Members would not be feasible or cost-effective;

                  (vi) to establish and thereafter administer the Expense Reserve, Disputed Claims Reserve and Unclaimed Distributions Reserve (The Trustee's services as Manager of the Company and administrator of the Disputed Claims Reserve shall be considered as being provided in separate capacities. The Company shall indemnify the Trustee for his actions as administrator of the Disputed Claims Reserve to the fullest extent permitted by law);

                  (vii) pursuant to Section 7.6 of the Plan, to take assignment of the Interest Guarantee Claims and, to the extent such Claims are or become Allowed Claims, receive the treatment specified for the holders of Allowed Interest Guarantee Claims under the Plan;

                  (viii) to effect the distributions required but not previously made under the Plan, including without limitation the distribution of the Membership Interests;

                  (ix) to administer and account for the Escrow Notes in accordance with the Plan, including without limitation Sections 1.2.45, 5.2(c) and 5.3(c) thereof;

                  (x) to settle or comprise, with any holder of securities issued by AIH, such holder's claims against or interests in AIH, pursuant to Section 7.7 of the Plan;

                  (xi) to file with the Bankruptcy Court or District Court the reports or documents required by the Plan or otherwise required to close the Fund Debtors' Chapter 11 Cases;

                  (xii) to prepare and file tax and informational returns for the Fund Debtors and the Company;

                  (xiii) to incur, at the expense of the Company, such charges, costs and fees as are necessary in connection with the operation of the Company's business;

                  (xiv) to employ and retain such professionals as the Manager may in his discretion deem necessary for the operation and management of the Company;

                  (xv) to review, object to, and pay fee requests submitted by professionals seeking payment from the Company, in accordance with
         Section 10.6 of the Plan;

                  (xvi) to pay all post-Effective Date fees required to be paid under 28 U.S.C. Section 1930;

                  (xvii) to establish one or more checking, savings or investment accounts in the name of the Company, and to have exclusive control over the disbursement of the Company's funds on deposit or invested therein;

                  (xviii) to setoff amounts owed to the Fund Debtors or the Company against any and all amounts otherwise due to be distributed to the holder of a Claim under the Plan;

                  (xix) to wind-up the affairs of the Fund Debtors, certain Non-Debtor Affiliates and the Company, and dissolve each under applicable law in accordance with the Plan;

                  (xx) to provide for the storage and destruction of records; and

                  (xxi) to take any other actions that the Manager, in his discretion, determines to be in the best interests and consistent with the purposes of the Company.

         (b) The Manager may invest cash in one or more Assets in order to maximize the value of such Assets for the Members of the Company, subject to the following:

                  (i) If the aggregate additional investment in an asset would be less than or equal to $250,000, the Manager may make such investment in the exercise of his business judgment; if the aggregate additional investment in an asset would be greater than $250,000 but less than or equal to $1,000,000, the Manager may make such investment with the prior consent of the Liquidating Committee or, in the absence of such consent, upon notice to the Liquidating Committee and after an opportunity for hearing before the District Court; and if the aggregate additional investment in an asset would equal or exceed $1,000,000, the Manager shall provide notice to all of the Members and an opportunity for hearing before the District Court.

                  (ii) notwithstanding anything to the contrary in this Agreement, the Manager is hereby authorized, in the exercise of his business judgment, to make additional aggregate investments in the following businesses, in the following amounts, as debt or equity, without further notice or approval: (i) the Manager may invest up to an additional $5,000,000 in I&BS; and (ii) the Manager may invest up to an additional $1,000,000 in U.S. Mills, Inc.

         (c) The Manager shall have the exclusive right to compromise and settle claims against any Fund Debtor or any Fund Debtor's estate, or claims any Fund Debtor or any Fund Debtor's estate may have against another Person, in the exercise of his business judgment and without approval of the Bankruptcy Court or the District Court, provided, however, that the Manager must seek the approval of the Bankruptcy Court, on appropriate application, in the event that any proposed compromise or settlement (a) is with any "insider" of a Debtor, as such term is defined in section 101(31) of the Bankruptcy Code, or (b) where the claim compromised has a face amount in excess of $500,000.

4.3      DUTIES AND OBLIGATIONS OF THE MANAGER

         (a) The Manager shall cause the Company to conduct its business and operations separate and apart from that of any Member or Manager or their Affiliates, including without limitation, (i) segregating the Company's Assets and not allowing funds or other Assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or Manager or their Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or Manager or their Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Members, (iii) causing the Company to pay its liabilities from the Assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

         (b) The Manager shall take all actions which may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company's purposes in accordance with the provisions of this Agreement and applicable laws and regulations.

4.4      LIQUIDATING COMMITTEE

         (a) The Liquidating Committee shall be comprised of two members of the Committee who are receiving Membership Interests pursuant to the Plan and who are designated by the Committee. The initial members of the Liquidating Committee shall be identified at or prior to the Confirmation Hearing.

         (b) The Liquidating Committee may hire Schulte, Roth & Zabel LLP or such other attorneys as may be acceptable to the Trustee, which consent shall not be unreasonably withheld.

         (c) The Liquidating Committee shall have the right to monitor the administration of the Company and to provide input to the Manager on all issues relating to the administration of the Company.

         (d) The Liquidating Committee and its attorneys shall be entitled to review the Company's books and records at such times and at such places as the Manager may reasonably determine.

         (e)      The Liquidating Committee may in its discretion adopt by-laws.

         (f) In exchange for their services, each member of the Liquidating Committee shall be entitled to compensation paid by the Company equal to $1,000.00 for each meeting of the Liquidation Committee attended by such member, up to four meetings in any 12 month period. Attendance at more than four meetings of the Liquidation Committee in any 12 month period shall not entitle any member of the Liquidation Committee to any further compensation from the Company.

         (g) Members of the Liquidating Committee may withdraw from the Liquidation Committee at any time by serving written notice upon the Manager and the Liquidating Committee. Upon the resignation of a member of the Liquidation Committee, the Committee may designate a replacement to serve on the Liquidation Committee by delivering to the Manager a written notice to such effect. If the Manager does not deliver to the Committee a written notice of objection to such designee within 30 days of receipt of notice of such proposed member, such person shall become a member of the Liquidating Committee. No person shall be designated a member of the Liquidating Committee over the objection of the Manager, who may reject any designee in his reasonable discretion.

4.5      INDEMNIFICATION OF THE MANAGER, LIQUIDATING COMMITTEE

         (a) Unless otherwise provided in Section 4.5(d) hereof, the Company shall indemnify, defend, hold harmless, and pay all judgments, demands and claims whatsoever against the Manager, the Liquidating Committee or any member thereof, relating to any liability or damage of any kind incurred by reason of any act performed or omitted to be performed in connection with the business or affairs of the Company or such person's status as the Manager or a member of the Liquidating Committee, including reasonable attorneys' fees incurred by the Manager, the Liquidating Committee or any member thereof in connection with the defense of any such action, which attorneys' fees may, at the Manager's discretion, be paid as incurred.

         (b) Unless otherwise provided in Section 4.5(d) hereof, in the event of any action by a Member against the Manager or any member of the Liquidating Committee, including a Company derivative suit, the Company shall indemnify, defend, hold harmless, and pay all expenses of the Manager, the Liquidating Committee or any member thereof, including reasonable attorneys' fees incurred in the defense of such action, which attorneys' fees may, at the Manager's discretion, be paid as incurred.

         (c) Unless otherwise provided in Section 4.5(d) hereof, the Company shall indemnify, defend, hold harmless, and pay all expenses, costs, or liabilities whatsoever of the Manager if, for the benefit of the Company and in accordance with this Agreement, the Manager makes any deposit or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and suffers any financial loss or other loss of any kind as a result thereof.

         (d) Notwithstanding Sections 4.5(a)-(c) above, indemnification rights provided by this Section 4.5 shall be enforced only to the maximum extent permitted by law and the Manager, Liquidating Committee or member(s) thereof, as applicable, shall not be indemnified from any liability based solely upon their fraud or intentional misconduct.

         (e) Without limiting whatever powers may be granted to the Manager under this Agreement, the Manager is expressly authorized (but not required) to obtain, at the expense of the Company, insurance coverage for any of the Manager and the members of the Liquidating Committee for any liabilities or claims which may be the subject of indemnification under this Section 4.5 if, in the

Manager's sole discretion, it is in the interest of the Company, Manager or the members of the Liquidating Committee to do so.

         (f) The obligations of the Company set forth in this Section 4.5 are intended to create third party beneficiary rights for the Manager, the Liquidating Committee and the members thereof.

                                       V.
                                    RESERVES

5.1      EXPENSE RESERVE

         (a) The Manager shall establish, administer and maintain the Expense Reserve in accordance with Section 7.11 of the Plan. On the Effective Date, the Manager shall deposit cash or cash-equivalents in the Expense Reserve in an amount determined by the Manager to be a sufficient reserve for the fees and costs associated with the administration of the Company. Thereafter, from time to time at his discretion, the Manager may increase (out of Assets of the Company) or decrease the amount of cash held in the Expense Reserve so as to maintain a sufficient reserve, as determined by the Manager, for the fees and costs associated with the administration of the Company. In the event the Manager determines to decrease the amount held in the Expense Reserve, the proceeds may be treated in any manner permitted under this Agreement or the Plan.

         (b) When all requests for the payment of fees or costs of administration of the Company have been paid in full, disallowed or withdrawn, the Manager shall transfer all remaining assets in the Expense Reserve to the Company, for treatment in accordance with the Plan and this Agreement.

5.2      DISPUTED CLAIMS RESERVE

         (a) The Manager shall establish, administer and maintain the Disputed Claims Reserve in accordance with Section 7.10 of the Plan. The Manager shall set aside and segregate, pursuant to the Plan, for the benefit of holders of Disputed Claims against any Fund Debtor, the property deposited in the Disputed Claims Reserve, including but not limited to any cash distributions and any Membership Interests (including any cash distributable on account thereof) deposited in the Disputed Claims Reserve pursuant to the terms of the Plan.

         (b) Payments and distributions from the Disputed Claims Reserve to each holder of a Disputed Claim against a Fund Debtor, to the extent that such Claim ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern distributions to holders of Allowed Claims in such Classes. Such distributions shall be made on the date each Disputed Claim becomes an Allowed Claim or as soon thereafter as practicable. Such distributions shall be based upon the cumulative distributions that would have been made to the holder of such Claim if the Disputed Claim had been an Allowed Claim as of the Effective Date and shall not be limited by the amounts reserved with respect to such Disputed Claim to the extent that additional amounts are available therefor, but only to the extent that such additional amounts have not yet been distributed to holders of Allowed Claims. Such distributions shall be decreased by any taxes paid or payable on such portion of the Disputed Claims Reserve. Upon such distribution, or the disallowance or withdrawal of a Disputed Claim, the Disputed Claims Reserve shall be reduced by an amount equal to the amount reserved with respect thereto. No interest shall be payable on account of funds reserved in respect of Disputed Claims.

         (c) The Manager will add to the Disputed Claims Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property held in the

Disputed Claims Reserve, to the extent that such property continues to be held in the Disputed Claims Reserve at the time such dividends, payments or distributions are made or such obligations arise.

         (d) To the extent a Disputed Claim against a Fund Debtor is disallowed, the amount reserved for such Claim in the Disputed Claims Reserve (including, if applicable, any Membership Interests), net of any taxes paid or payable on such portion of the Disputed Claims Reserve, will be reallocated to holders of Allowed Claims in such Class and Disputed Claims in such Class on a Pro Rata basis. Amounts reallocated to Disputed Claims in this manner will be deposited in the Disputed Claims Reserve for the account of such holders, and amounts reallocated to Allowed Claims will be held for the account of such holders.

         (e) In the event, and to the extent, the Disputed Claims Reserve has insufficient funds to pay taxes attributable to the Membership Interests therein, the funds required to pay such taxes shall be advanced by the Company from the Expense Reserve and the Disputed Claims Reserve shall reimburse the Expense Reserve from future distributions to or for the benefit of the Disputed Claims Reserve.

         (f) When all Disputed Claims against the Fund Debtors have been allowed and paid, disallowed, or withdrawn, the Manager shall withdraw all remaining assets from the Disputed Claims Reserve and return such assets to the Company, for treatment in accordance with the Plan.

5.3      UNCLAIMED DISTRIBUTIONS RESERVE

         (a) The Manager shall establish and thereafter administer in the manner set forth in the Plan the Unclaimed Distributions Reserve. If a distribution made pursuant to the Plan is returned as unclaimed or undeliverable, the distribution shall be held in the Unclaimed Distributions Reserve. The Manager shall make reasonable efforts to determine the then-current address of such holder, and no further distributions shall be made to such holder unless and until the Manager determines or is notified of such holder's current address, at which time all missed distributions shall be made, without interest; provided, however, that such distributions shall be deemed to be unclaimed property under section 347(b) of the Bankruptcy Code if not claimed by the first (1st) anniversary after the distribution was initially attempted, notwithstanding any federal or state escheat laws to the contrary. After such anniversary date, (i) all rights to cash, Membership Interests or other distributions shall be forfeited and such cash, Membership Interests, or other property shall be revested in the Company and the claim of such holder to such cash, Membership Interests or other distribution pursuant to the Plan shall be discharged and forever barred and (b) all rights to such distributions shall be forfeited and any Membership Interests to be so distributed shall be cancelled and shall no longer be deemed outstanding and the claim of such holder to such distributions, including but not limited to any distribution of Membership Interests, shall be discharged and forever barred.

         (b) If the holder of a Claim to whom an unclaimed or undeliverable distribution was payable makes a claim to the Manager within the one-year period specified in Section 5.3(a) hereof, the Manager shall promptly pay the holder from the Unclaimed Distributions Reserve upon presentation by the holder of proof reasonably satisfactory to the Manager of its entitlement thereto..

5.4      INVESTMENT OF RESERVES

         The Manager may at his discretion hold cash in the Expense Reserve, Disputed Claims Reserve or Expense Reserve in the form of cash, money market funds, treasury bills or other cash equivalents.

                                       VI.
                                  DISTRIBUTIONS

6.1      ALLOCATION OF DISTRIBUTIONS

         (a) Except as otherwise provided in this Section 6.1, the Manager shall make interim and final distributions to the Members of the Company in accordance with Article IX of the Plan.

         (b) Upon the liquidation of the Company, liquidation proceeds, if any, shall be distributed pro rata in proportion to the positive balance in the Members' Capital Accounts after giving effect to all allocations to the Members under Sections 8.2 and 8.3 (and the allocation of deemed gain or loss pursuant to the provisions of Section 3.3(b)), so that liquidation proceeds shall be distributed in accordance with each Member's positive capital account balance within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(b).

         (c) All amounts withheld pursuant to the Internal Revenue Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 6.1 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Internal Revenue Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

6.2      LIMITATIONS ON DISTRIBUTIONS

         The Company shall make no distributions except as provided in this Agreement or the Plan. No Member shall be entitled to receive any distribution made by the Company with respect to any Membership Interest after the date of resignation of such Member from the Company or the effective date of the transfer of such Membership Interest as provided in Section 11.1 hereof.

                                      VII.
                                 ROLE OF MEMBERS

7.1      NO MEMBER VOTING RIGHTS

         No Member shall have the right to vote. All decision-making authority with respect to the Company shall be vested in the Manager, unless expressly provided otherwise herein.

7.2      MEMBER LIABILITY

         No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the Debts or any other obligations or liabilities of the Company.

7.3      TRANSACTIONS BETWEEN A MEMBER AND THE COMPANY

         Except as otherwise provided by applicable law, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company, and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships will not result in the Member being deemed to be participating in the control of the business or otherwise affect the Member's limited liability. Each Member expressly acknowledges and agrees that the Company may engage in transactions with affiliates of the Company, the Manager or any Member, including but not limited to any person or entity described in the Plan, without any showing or determination that such transactions are fair to the Company, provided that the Manager determines that such transactions are in the best interests of either the Company or the Members or are otherwise consistent with the Plan.

7.4      OTHER INSTRUMENTS

         Each Member hereby agrees to execute and deliver to the Company within fifteen (15) Business Days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Manager deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities hereunder.

                                     VIII.
                          ACCOUNTING, BOOKS AND RECORDS

8.1      ACCOUNTING, BOOKS AND RECORDS

         (a) The Manager shall maintain separate books of account for the Company, which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of the business in accordance with this Agreement. The Manager shall provide the Liquidating Committee with reasonable access to such books and records in accordance with Section 4.4(d) hereof. The Manager shall cause the Company to prepare and deliver to each Member a report containing unaudited financial information (including a statement of assets, sources and uses of cash, expenses and distributions made to Members) within 90 days following the end of each calendar year, and upon dissolution and winding up of the Company, in such form and containing such substantive information as the Manager is required to submit to the District Court. At the discretion of the Manager, the Company may also prepare and distribute to Members such interim reports and information as the Manager in its sole discretion deems appropriate. The Manager is expressly authorized, on behalf of the Company, to file any such reports with the SEC under cover of either Form 10-K or Form 8-K (but shall not be deemed to have been filed pursuant to Section 13 of the Exchange Act).

         (b) The Manager shall in his discretion, in consultation with the Company's advisors if he so chooses, select a method of accounting for preparation of the Company's financial reports and for tax purposes and shall keep the Company's books and records accordingly.

8.2      TAX ALLOCATIONS

         Except as provided in Section 8.3, for federal income tax purposes, holders of Membership Interests shall be allocated Net Profits, Net Losses and credits of the Company in a manner, to be determined by the Manager, that is consistent with applicable Treasury Regulations and that reflects such holders' respective interests in the interim and final distributions to be made by the Company. These respective interests may shift from time to time as the result of the withdrawal or disallowance of Disputed Claims or the forfeiture of unclaimed distributions. Each holder of a Membership Interest in a Liquidating LLC is hereby required and agrees to take into account such holder's allocable share of the income, gain, loss, deduction or credit of the Company in determining the holder's taxable income for federal income tax purposes.

         Except as otherwise required by the first sentence of this Section 8.2 and Section 8.3, items of income, gain, credit, loss or deduction of the Company attributable to the proceeds deposited in the Expense Reserve under the Plan will be allocated for income tax purposes on a Pro Rata basis to the Members who were holders of Allowed Claims or Disputed Claims in Class SLC-4, CFC-4 or IBF Hotel-4; provided, however, that where payments funded by the Expense Reserve increase the basis of an asset for income tax purposes (and do not result in an item of loss or deduction), then items of income, gain, loss, deduction or credit shall be allocated following the recovery of an amount of such basis increase so that, as quickly as possible, and to the maximum extent possible, the net amount of taxable income (i.e., the aggregate amount of income and gains minus the aggregate amount of loss and deductions) allocated is no greater than would have been the case if the amount of basis increase so recovered had instead been an item of loss or deduction.

8.3      SPECIAL ALLOCATIONS

         Notwithstanding anything in this Agreement to the contrary:

         (a) No Member shall be allocated any item of loss or deduction to the extent said allocation will cause or increase any deficit in said Member's Adjusted Capital Account. If any Member with a deficit in its Adjusted Capital Account unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then Company items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit in said Member's Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible. The Members intend that the provisions set forth in this clause (a) will constitute a "Qualified Income Offset" as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

         (b)      All nonrecourse deductions (as defined in Treasury Regulations
Section 1.704-2(b)(1)) shall be charged to the Capital Accounts of the Members in proportion to their respective shares of Net Profits and Net Losses under
Section 8.2.

         (c) If in any Fiscal Year of the Company there is a net decrease in Minimum Gain (as determined in accordance with Treasury Regulation Sections 1.704-2(d)(1)), then each Member with a share of Minimum Gain (as determined in accordance with Treasury Regulations Section 1.704-2(g)(1)) as of the beginning of such year shall be allocated items of income and gain for such year (and, if necessary, for succeeding years), equal to that Member's share of the net decrease in Minimum Gain (determined in accordance with Treasury Regulations
Section 1.704-2(g)(2)). In allocating the income and gain pursuant to the previous sentence, gains recognized from the disposition of Company assets subject to nonrecourse liabilities of the Company shall be allocated first to the extent of the decrease in Minimum Gain attributable to the disposition of said asset. Thereafter, any income and gain to be allocated shall consist of a pro rata amount of other Company income and gain for that year. The Members intend that this clause (c) will constitute a "Minimum Gain Chargeback" as set forth in Treasury Regulations Section 1.704-2(f).

         (d) If any Member bears the "economic risk of loss" (within the meaning of Treasury Regulations Section 1.752-2) with respect to any nonrecourse loan of the Company, then (i) the losses, deductions or Section 705(a)(2)(B) expenditures that are attributable to such nonrecourse loan for any fiscal year or other period shall be allocated to the Members who bear the burden of such economic risk of loss in accordance with Treasury Regulations Section 1.704-2(i), and (ii) if in any taxable year there is a net decrease in Member Nonrecourse Debt Minimum Gain (as determined in accordance with Treasury

Regulations Section 1.704-2(i)(4)) attributable to such nonrecourse loan, each Member with a share of Member Nonrecourse Debt Minimum Gain (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to such nonrecourse loan (as determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years), equal to that Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain (as determined in accordance with Treasury Regulations Section 1.704-2(i)(4)).

         (e) The provisions of Section 8.3 above (collectively, the "Regulatory Provisions") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all allocations pursuant to the Regulatory Provisions shall be offset either with other allocations pursuant to the Regulatory Provisions or, if necessary, with curative allocations of other items of income, gain, loss or deduction pursuant to this Section 8.3(e). Therefore, notwithstanding any other provision of this Agreement, other than the Regulatory Provisions, allocations pursuant to the Regulatory Provisions shall be taken into account in allocating other items of income, gain, expense or loss among the Members so that, to the extent possible, the net amount of such allocations of other items and the allocations pursuant to the Regulatory Provisions to each member are equal to the net amount that would have been allocated to such Member if the Regulatory Provisions were not part of this Agreement. In applying this Section 8.3(e), there shall be taken into account (a) future allocations under Section 8.3(c) that, although not yet made, are likely to offset other allocations previously made under Section 8.3(b), and (b) future allocations under Section 8.3(d)(ii) that, although not yet made, are likely to offset other allocations previously made under Section 8.3(d)(i).

         (f) Notwithstanding any other provision in this Section 8, in accordance with Internal Revenue Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value on the date of contribution.

         If, under Treasury Regulations Section 1.704-1(b)(2)(iv)(f), Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a Gross Asset Value that differs from the adjusted tax basis of such property, then depreciation, depletion, amortization and gain or loss with respect to such property shall be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and its Gross Asset Value in the same manner as variations between the adjusted tax basis and Gross Asset Value of property contributed to the Company are taken into account (as provided in the preceding paragraph) in determining the Members' shares of tax items under Section 704(c) of the Internal Revenue Code.

         Allocations pursuant to this Section 8.3(f) are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member's Capital Account or share of profits, losses or other items or distributions pursuant to any provision of this Agreement.

         (g) Except as may otherwise be provided herein, whenever a proportionate part of Net Profits or Net Losses of the Company is credited or charged to a Member's Capital Account for any Fiscal Year, every item of income gain, loss, or deduction entering into the computation thereof shall be considered either credited or charged, as the case may be, and every item of credit or tax preference related thereto and applicable to such Fiscal Year shall be allocated, to such Capital Account in the same proportion. Upon any change in the relative interests of the Members in the Company, whether by reason of the admission or withdrawal of a Member, the transfer by any Member of all or any part of its interest, or otherwise, the Members' shares of all Company items shall be determined by reference to any method acceptable under the Treasury Regulations under Section 706 of the Internal Revenue Code, as determined by the Manager.

8.4      TAX REPORTING

         (a) For all federal income tax purposes, all parties (including, without limitation, the Fund Debtors, the Trustee, the Manager, and the Members) agree to follow the treatment set forth in Section 7.13 of the Plan in characterizing the transfer of assets to the Company or the Disputed Claims Reserve in accordance with the terms of the Plan. Neither the Company nor the Disputed Claims Reserve shall be deemed to be the same legal entity as the Fund Debtors, but only the assignee of their respective assets.

         (b) On or before December 31, 2003, the Manager shall, in consultation with the Company's advisors if he so chooses, determine the value of the Assets transferred to the Company by the Fund Debtors pursuant to the Plan. Such determination of value shall be conclusive absent manifest error. All parties (including without limitation the Fund Debtors, the Trustee, the Manager and the holders of Claims) shall use this valuation for all federal income tax purposes.

         (c) The Company shall endeavor to be treated as a partnership for federal tax purposes and, to the extent permitted under applicable law, for state and local income tax purposes. The Manager shall be responsible for filing informational returns on behalf of the Company and distributing information statements to the holders of the Membership Interests in the Company, setting forth, inter alia, each Member's allocable share of the income, gain, loss, deduction or credit of the Company.

         (d) Necessary tax information shall be delivered to each Member as soon as practicable after the end of each fiscal year of the Company.

         (e) Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Manager of a private letter ruling if the Manager requests one, or receipt of an adverse determination on audit if not contested by the Manager), the Manager shall (A) treat the Disputed Claims Reserve as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed Claim in accordance with the trust provisions of the Internal Revenue Code Section 641 et seq.; (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes; (C) prepare and file tax returns for the Disputed Claims Reserve; and (D) pay any amounts of tax attributable to the Disputed Claims Reserve from amounts held in such reserve. All holders of Allowed Claims and Disputed Claims shall report, for tax purposes, consistently with the foregoing.

         (f) The Manager shall file any other statements, returns or disclosures relating to the Company that are required by any governmental unit or applicable law.

         (g) The Manager is authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for or on behalf of the Fund Debtors or the Company for all taxable periods through the termination of the Company.

         (h) The Disputed Claims Reserve shall be the "tax matters partner" for purposes of the Internal Revenue Code.

                                       IX.
                                   AMENDMENTS

9.1      AMENDMENTS

         (a) Amendments to this Agreement may be proposed by the Manager or the Liquidating Committee. Except as provided in Section 9.1(b) hereof, a proposed amendment shall be adopted if it receives unanimous approval by the members of the Liquidating Committee and the Manager.

         (b) Notwithstanding anything to the contrary in Section 9.1(a) hereof, the Manager may amend this Agreement without the consent or approval of the Liquidating Committee:

                  (i) to preserve the legal status of the Company as a limited liability company under the Act or applicable state or federal laws, if such amendment does not materially adversely affect the interests of the Members; or

                  (ii) to satisfy the requirements of the Internal Revenue Code and regulations thereunder with respect to limited liability companies and of any federal or state securities laws or regulations, provided, however, that the Manager may make such an amendment only if it will not have a materially adverse affect on the interests of the Members.

9.2      LIMITATION ON AMENDMENTS

         Notwithstanding anything to the contrary herein, this Agreement shall not be amended without the consent of each Member adversely affected if such amendment would modify the Members' limited liability or the manner of determining and allocating profits and losses of the Company.

                                       X.
                               ADDITIONAL MEMBERS

10.1     GENERAL PROHIBITION

         Except as provided in Sections 3.1, 5.2, 10.2 or 11.1 hereof, no additional Members may be admitted to the Company.

10.2     COMPROMISES WITH HOLDERS OF SECURITIES ISSUED BY AIH

         Section 7.7 of the Plan provides that the Trustee may settle or compromise, with any holder of securities issued by AIH, such holder's claims against or interests in AIH. The Trustee may, as part of any such compromise or settlement, offer to treat such holder as the holder of an Allowed Claim in Class SLC-4 or CFC-4, in which event the Company shall issue, and such holder shall receive, Membership Interests in an amount to be determined by the Trustee and such holder shall become a Member of the Company and subject to all of the provisions of this Agreement, provided that such amount shall not exceed such holder's Pro Rata share, as determined by reference to Allowed Claims and Disputed Claims in SLC-4, CFC-4 and IBF Hotel-4. The Manager shall revise Exhibit B to reflect the admission of any Member pursuant to this Section 10.2.

                                       XI.
                                    TRANSFERS

11.1     RESTRICTIONS ON TRANSFERS

         Upon issuance thereof, Membership Interests in the Company will be non-transferable, except with respect to the following transfers: (a) distributions of Membership Interests in the Company from the Disputed Claims Reserve; (b) transfers under the laws of descent or intestate succession, including transfers from an estate or testamentary trust; and (c) transfers by operation of law or by order of a court of competent jurisdiction. In the case of transfers described in (b) and (c), the transferor shall provide the Manager with written notice thirty (30) days prior to the proposed transfer, including all pertinent facts and, if applicable, documents relating to the transfer. The Manager shall approve or disapprove the transfer and impose any conditions with respect to the transfer that the Manager deems necessary or advisable in its sole discretion. The Manager may require from the Transferor or counsel to the Company (at his option) an opinion, in form and substance satisfactory to the Manager, that the transfer will not cause the Company to be taxable as a corporation for federal income tax purposes. The Manager may require the transferor to reimburse the Company for any expenses incurred in connection with the proposed transfer, whether or not approved. The Manager shall determine in his sole discretion and record on the books and records of the Company the effective date of any transfer pursuant to this Section 11.1 Any transfer not approved pursuant to the procedures in this Section 11.1 shall be null and void. Any transfer so approved shall be a "Permitted Transfer." Upon a Permitted Transfer, the transferee shall be admitted as a Member of the Company, shall succeed to the transferring Member's Membership Interest, and the Manager shall record on the books and records of the Company and on Exhibit B such transfer and new Member.

Notwithstanding any other provision of this Agreement, no sale, transfer, exchange or other disposition of any Membership Interest may be made except in compliance with all applicable federal and state securities laws and the rules and regulations of each governmental authority having jurisdiction over such disposition.

11.2     PROHIBITED TRANSFERS

         Any purported transfer of Membership Interests that is not a Permitted Transfer under this Agreement shall be null and void and of no force or effect whatever; provided, however, that if the Company is required to recognize a transfer that is not a Permitted Transfer, or if the Manager, at his discretion, elects to recognize a transfer that is not a Permitted Transfer, the Membership Interests so transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Membership Interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee may have to the Company.

         In the case of a transfer or attempted transfer of Membership Interests that is not a Permitted Transfer, the parties engaging or attempting to engage in such transfer shall be liable to indemnify and hold harmless the Company, the Manager and the other Members from all costs, liabilities, and damages that the Company and any other Members may incur (including without limitation incremental tax liabilities)as a result of such transfer or attempted transfer and efforts to enforce the indemnity granted hereby.

                                      XII.
                           DISSOLUTION AND WINDING UP

12.1     DISSOLUTION EVENTS

         The Manager shall terminate the Company and make final distributions pursuant to the Plan when, in the exercise of his business judgment, the Manager determines that (i) all Assets of the Company have been liquidated, all Causes of Action have been litigated to Final Order, settled, withdrawn or otherwise resolved, and there are no potential sources of additional cash for distribution; (ii) there remain no Disputed Claims against any Fund Debtor;
(iii) all debts and other obligations of the Company have been paid or otherwise provided for; and (iv) the Manager is in a position to make final distribution in accordance with applicable law; provided, however, that, absent approval of the District Court on appropriate application, the Manager shall terminate the Company and make final distributions no later than five (5) years after the Effective Date or as soon thereafter as the Manager is in a position to make final distributions in accordance with applicable law (each a "Dissolution Event"). The date on which the final distributions are made is referred to as the "Termination Date."

12.2     WINDING UP

         Upon the occurrence of (i) a Dissolution Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner. After making final distributions, the Manager shall proceed as promptly as possible to wind up the affairs of the Company. Upon its dissolution, the Company will file its final tax return, and arrange for storage of its records for a period of not less than three (3) years from the filing of its final tax return. Upon completion of such process, the Manager shall file a final report of distributions stating that the Company has been dissolved, whereupon the Manager shall be discharged from any further responsibility under the Agreement.

                                      XIII.
                                POWER OF ATTORNEY

13.1     MANAGER AS ATTORNEY-IN-FACT

         Each Member, by accepting Membership Interests in the Company, hereby makes, constitutes, and appoints the Manager (and in the event of more than one Manager, each Manager, severally) with full power of substitution and resubstitution, his true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record (i) all certificates of formation or other certificates and instruments (including counterparts of this Agreement) which the Manager may deem necessary to be filed by the Company under the laws of the State of Delaware or any other jurisdiction in which the Company is doing or intends to do business; (ii) any and all amendments, restatements or changes to this Agreement and the instruments described in clause (i), as now or hereafter amended, which the Manager may deem necessary to effect a change or modification of the Company in accordance with the terms of this Agreement, including, without limitation, amendments, restatements or changes to reflect
(A) any amendments adopted in accordance with the terms of this Agreement, (B) the admission of any substituted Member and (C) the disposition by a Member of any Membership Interests; (iii) all certificates of cancellation and other instruments which the Manager deems necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement and (iv) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary by the Manager to carry out fully the provisions of this Agreement in accordance with its terms. Each Member authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratifies and confirms all that any such attorney-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof.

13.2     NATURE OF SPECIAL POWER

         The power of attorney granted to the Manager pursuant to this Section
13:

         (a) is a special power of attorney coupled with an interest and is irrevocable; and

         (b) shall survive and not be affected by the subsequent bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of his interest in the Company (except that where the assignment is of such Member's entire interest in the Company and the assignee, with the consent of the other Members, is admitted as a substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to such Member's, or assignee's, successors and assigns.

                                      XIV.
                                  MISCELLANEOUS

14.1     PRESERVATION OF DEBTOR INTERCOMPANY CLAIMS

         In accordance with section 1123(b)(3) of the Bankruptcy Code and except as expressly provided in the Plan, the Company shall take assignment of all Debtor Intercompany Claims. The Manager shall, in the exercise of his business judgment, determine whether to pursue such Debtor Intercompany Claims in accordance with the best interests of the Members of the Company.

14.2     NOTICES

         All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if mailed by U.S. Mail, first-class, postage prepaid, to the Manager on behalf of the Company at Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, Attn: Arthur J. Steinberg, Trustee, and to the address of each Member as reflected on the Company's books and records. Any such notice shall be deemed received by the Manager or Member three (3) days after the notice is postmarked. Any Member may change his address by giving notice, in writing, stating his new address to the Company, and the Manager may change his address by giving such notice to all Members and the Company.

14.3     BINDING EFFECT

         Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

14.4     CONSTRUCTION

         Every covenant, term, and provision of this Agreement shall be construed according to its fair meaning and not strictly for or against any Member.

14.5     HEADINGS

         Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

14.6     SEVERABILITY

         Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 14.6 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of his economic bargain.

14.7     INCORPORATION BY REFERENCE

         Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides. This Agreement, including the Plan which has been incorporated herein by reference, contains the entire agreement among the parties.

14.8     GOVERNING LAW

         The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder without giving effect to principles of conflict of laws.

14.9     COUNTERPART EXECUTION

         This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

                  IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the date first written above.

                                        Arthur J. Steinberg, in his capacity as
                                        Investment Company Act Trustee of IBF
                                        VI-Secured Lending Corporation and IBF
                                        Collateralized Finance Corporation,
                                        Debtors and Debtors in Possession, and
                                        as Manager of the Company

                                              /s/ Arthur J. Steinberg
                                        ----------------------------------------

                                        IBF Premier Hotel Group, Inc.,
                                        Debtor and Debtor in Possession

                                        By: /s/ Brendan T. Sullivan
                                           ------------------------
                                            Name:  Brendan T. Sullivan
                                            Title:  President

                                    EXHIBIT A

                             JOINT LIQUIDATING PLAN
                                OF REORGANIZATION